Exhibit 99.1
COVANTA ANNOUNCES ADJUSTMENTS TO THE CONVERSION RATE ON ITS
3.25% CASH CONVERTIBLE SENIOR NOTES DUE 2014
MORRISTOWN, N.J., July 6, 2011 — Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) today announced an adjustment to the conversion rate on its 3.25% cash convertible senior notes due 2014 in connection with its previously announced dividend payable on April 12, 2011 to stockholders of record as of March 30, 2011. As a result of this dividend, the conversion rate was adjusted to 59.4517 from 59.1871 shares of Covanta’s common stock per $1,000 principal amount of the notes. The adjusted conversion rate is equivalent to an adjusted conversion price of $16.82 per share, compared to the prior price of $16.90.
About Covanta
Covanta Energy is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and create more than 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.
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Contact:	Marisa Jacobs, Esq. Vice President 862-345-5285